Exhibit 99.1

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Matt Schroder	Thierry Denis
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Owens Corning Updates 2012 Earnings Expectations

Lowers 2012 Outlook on Weaker Near-Term Environment for its Roofing and Composites Businesses

TOLEDO, Ohio – October 9, 2012 – Owens Corning (NYSE: OC) today lowered its 2012 earnings outlook, reflecting a weaker environment for its Roofing and Composites businesses. Full-year adjusted earnings before interest and taxes (EBIT) for the company are now expected to be in the range of $280 million to $310 million with the primary uncertainty through the remainder of the year attributed to roofing volumes.

Roofing

The company previously disclosed late second-quarter weakness in the U.S. roofing shingle market, which persisted early into the third quarter. While there was some improvement through most of the third quarter, shipments weakened following a mid-September price increase and are not expected to improve for the remainder of year. As a result, the company has lowered its Roofing revenue outlook for the full-year, now estimated to be approximately $2 billion.

Pricing improved sequentially in the third quarter on slightly higher asphalt costs. While fixed cost controls continue to be effective, the significant revenue decline in the second half of 2012 will result in margin compression. Despite the market weakness of the second half, the market outlook and competitive environment supports reaffirmation of the company’s mid-term guidance of mid-teen or better EBIT margins.

Composites

Second-half 2012 Composites demand will be impacted by lower global industrial production, particularly in Europe, as well as by the weaker U.S. roofing market. The company’s estimate for global glass fiber market demand growth in 2012 has been reduced to approximately three percent, compared to the long-term historical average growth rate of five percent. To respond to this weaker environment, the company has initiated further production curtailments to bring inventories in line with previously discussed year-end targets.

The transformation of the Composites manufacturing network to a low-delivered-cost asset base remains on track; however, start-up costs for its Mexico expansion and certain other manufacturing costs exceeded the company’s expectations for the third quarter. The effects of the slower demand, costs associated with the manufacturing network transformation, and the impact of further curtailments to reach inventory goals have led to lower margin expectations for the business for the second half of the year.

The global macro-environment outlook now places the attainment of double-digit margins at risk for 2013. However, the company expects the actions to optimize its global Composites manufacturing network to yield approximately $60 million in EBIT improvement in a modest growth environment for next year.

Insulation

The company maintains its earlier guidance for the Insulation business of significantly narrowing losses in 2012. The effects of higher volumes as a result of an improving U.S. housing market, as well as continued operating leverage in the business, continue to support this outlook.

Preliminary Third-Quarter Earnings

Preliminary third-quarter adjusted EBIT is $81 million. In the third quarter of 2012, the company had $22 million of certain items that were not the result of current operations. Before adjusting for these items, preliminary third-quarter EBIT is $59 million. In 2011, there were no adjusted items to reported EBIT. Additional information will be provided during the company’s third-quarter earnings call, which is scheduled to occur at 11 a.m. (ET) on Wednesday, Oct. 24, 2012.

Third-Quarter Earnings Announcement

Third-quarter 2012 results will be announced on Oct. 24, 2012 prior to the opening of the New York Stock Exchange.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune® 500 Company for 58 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Celebrating its 75th anniversary in 2013, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $5.3 billion in 2011 and about 15,000 employees in 28 countries on five continents. Additional information is available at: www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to expansion of our production capacity; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date October 9, 2012, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

Adjusted EBIT

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.